Consent of Independent Registered Public Accounting Firm

The Board of Trustees of

Nuveen Short Duration Credit Opportunities Fund:

We consent to the use of our report dated September 28, 2016, with respect to the financial statements of Nuveen Short Duration Credit Opportunities Fund, incorporated herein by reference, and to the references to our firm under the headings “Financial Highlights” and “Independent Registered Public Accounting Firm” in the Prospectus and “Financial Statements” and “Independent Registered Public Accounting Firm” in the Statement of Additional Information filed on Form N-2.

/s/ KPMG LLP

Chicago, Illinois

March 8, 2017